Free Writing Prospectus dated February 15, 2024

Relating to Prospectus dated December 22, 2021

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-261858

BLUE BIRD ANNOUNCES LAUNCH OF SECONDARY PUBLIC OFFERING

MACON, Ga. (February 15, 2024) – Blue Bird Corporation (“Blue Bird” or the “Company”) (Nasdaq: BLBD), a leader in electric and low-emission school buses, announced today that an affiliate of American Securities LLC (the “Selling Stockholder”) intends to offer 4,042,650 shares of Blue Bird’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).

The offering consists entirely of secondary shares to be sold by the Selling Stockholder. The Selling Stockholder will receive all of the proceeds from the offering. The Company is not selling any shares of Common Stock in the offering and will not receive any proceeds from the offering.

Barclays is acting as the sole underwriter of the offering.

The underwriter proposes to offer the shares of Common Stock from time to time for sale in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to the underwriter’s right to reject any order in whole or in part.

The offering is being made pursuant to an effective shelf registration statement (including a prospectus) filed by Blue Bird with the SEC on December 23, 2021, which became effective January 5, 2022, to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and the documents incorporated by reference therein, the free writing prospectus, the prospectus supplement and the documents incorporated by reference therein related to this offering. The offering will be made only by means of a free writing prospectus, the prospectus and the related prospectus supplement. A copy of the free writing prospectus, the prospectus and the related prospectus supplement relating to the offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Copies of the prospectus and the related prospectus supplement for the offering may also be obtained, when available, by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: Barclaysprospectus@broadridge.com, telephone: (888) 603-5847.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blue Bird Corporation

Blue Bird is recognized as a technology leader and innovator of school buses since its founding in 1927. Blue Bird’s dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. The company is the market leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include may include statements relating to:

•	this offering;

•	the future financial performance of the Company;

•	negative changes in the market for Blue Bird products;

•	expansion plans and opportunities;

•	challenges or unexpected costs related to manufacturing;

•

union organization activities and job actions, including without limitation strikes, unfair labor practice charges, work stoppages, grievances, and other labor disruptions or disputes, which could disrupt our business and increase our labor costs;

•

future impacts from the novel coronavirus pandemic known as “COVID-19,” and any other pandemics, public health crises, or epidemics, on capital markets, manufacturing and supply chain abilities, consumer and customer demand, school system operations, workplace conditions, and any other unexpected impacts, which include or could include, among other effects:

•	disruption in global financial and credit markets;

•	supply shortages and supplier financial risk, especially from our single-source suppliers impacted by the pandemic;

•	negative impacts to manufacturing operations or the supply chain from shutdowns or other disruptions in operations;

•	negative impacts on capacity and/or production in response to changes in demand due to the pandemic, including possible cost containment actions;

•	financial difficulties of our customers impacted by the pandemic;

•	reductions in market demand for our products due to the pandemic; and

•	potential negative impacts of various actions taken by federal, state and/or local governments in response to the pandemic.

•	future impacts resulting from Russia’s invasion of Ukraine, which include or could include, among other effects:

•	disruption in global commodity and other markets;

•	supply shortages and supplier financial risk, especially from suppliers providing inventory that is dependent on resources originating from either of these countries; and

•	negative impacts to manufacturing operations resulting from inventory cost volatility or the supply chain due to shutdowns or other disruptions in operations.

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:

Mark Benfield

Investor Relations

(478) 822-2315

Mark.Benfield@blue-bird.com